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As filed with the Securities and Exchange Commission on April 28, 2005

Registration No.333-121003

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CATERPILLAR INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3531 (Primary standard industrial classification code number)	37-0602744 (IRS Employer Identification Number)

100 NE Adams Street
Peoria, Illinois 61629
(309) 675-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

James B. Buda
Vice President, General Counsel and Secretary
Caterpillar Inc.
100 NE Adams Street
Peoria, IL 61629-7310
(309) 675-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the sale offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Debentures due 2035	$500,000,000	$583,746,925.35	$73,960.74

(1)
Exclusive of accrued interest, if any.
(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933 based on the outstanding principal amount of the Registrant's 9 3/8% Debentures due 2021 ($235,795,000) and the Registrant's 8% Debentures due 2023 ($200,000,000), multiplied by the average of the high and low prices on November 30, 2004 for each of the 9 3/8% Debentures due 2021 (140.173%) and the 8% Debentures due 2023, (126.613%) respectively, represented in each case as a percentage of par.
(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED APRIL 28, 2005

PROSPECTUS

Offer to Exchange
9 3/8% Debentures due 2021 (CUSIP No. 149123 AZ4) and
8% Debentures due 2023 (CUSIP No. 149123 BD2)
for
Debentures due 2035 (CUSIP No. 149123 BL4)

        This exchange offer will expire at 5:00 p.m., New York City time, on                   , 2005, unless extended by us (such date and time, as they may be extended, the "expiration date"). In order to be eligible to receive the early participation payment, holders of old debentures must tender their old debentures on or prior to 5:00 p.m., New York City time, on            , 2005, unless extended by us (such date and time, as they may be extended, the "early participation date").

The Exchange Offer

        We are offering to holders of our 9 3/8% Debentures due March 15, 2021, the "9 3/8% Debentures," and 8% Debentures due February 15, 2023, the "8% Debentures," and together, the "old debentures" or "outstanding debentures," an opportunity to exchange the old debentures into Debentures due May 15, 2035, the "new debentures," in an aggregate principal amount to be determined in the manner set forth in this prospectus. Subject to the terms and conditions set forth herein:

If you validly tender old debentures on or prior to the early participation date, and do not validly withdraw prior to the expiration date, you will receive for each $1,000 principal amount of old debentures of a series tendered and accepted:

  •
  A principal amount of our new debentures equal to the total exchange price for the old debentures of that series tendered minus $                  ; plus

  •
  An early participation payment in cash of $                  .

If you validly tender old debentures after the early participation date but on or prior to the expiration date and do not validly withdraw, you will receive for each $1,000 principal amount of old debentures of a series tendered and accepted:

  •
  A principal amount of our new debentures equal to the total exchange price for the old debentures of that series tendered minus $                  .

        The exchange offer is subject to the condition that the aggregate principal amount of new debentures to be issued will not exceed $500,000,000. The exchange offer is further subject to the condition that at least $150,000,000 aggregate principal amount of old debentures be validly tendered and not validly withdrawn by the expiration of the exchange offer as well as certain other conditions. We may waive these conditions in our reasonable discretion.

Early Participation Payment

        We want to encourage holders to tender early. Accordingly, the total exchange price, for each $1,000 principal amount of old debentures of each series tendered and accepted, includes an early participation payment of $                  , which payment shall be in cash, the "early participation payment." Only holders who validly tender old debentures on or prior to the early participation date and do not validly withdraw their tenders prior to the expiration date will receive the early participation payment. Holders who validly tender old debentures after the early participation date and do not validly withdraw their tenders will not receive the portion of the total exchange price attributable to the early participation payment.

Determination of the Total Exchange Price

        The total exchange price for old debentures of each series will equal the discounted value (excluding accrued interest) of the remaining payments of principal and interest per $1,000 principal amount of old debentures of that series through the maturity date of the old debentures of that series, using a yield equal to the sum of (a) the bid-side yield on the reference U.S. Treasury Security listed below as of 2:00 p.m., New York City time, on the second business day preceding the expiration date, the "price determination time," and (b) the fixed spread listed below for old debentures of that series.

Security	Outstanding Principal Amount	Maturity Date	Bloomberg Page	Reference U.S. Treasury Security	Fixed Spread (in basis points)	Early Participation Payment
9 3/8% Debentures	$235,795,000	March 15, 2021	PX8	5.375% due February 15, 2031	+	$
8% Debentures	$200,000,000	February 15, 2023	PX8	5.375% due February 15, 2031	+	$

        In addition, holders whose old debentures are accepted for exchange will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date.

The New Debentures

        The new debentures will mature on May 15, 2035 and will bear interest at a rate per annum equal to the sum of (a) the bid-side yield on the 5.375% U.S. Treasury Note due February 15, 2031 (as indicated on the Bloomberg screen page PX8), as of the price determination time, and (b)     % (    basis points), calculated to three decimal places. Also, we may redeem the new debentures in whole at any time at our option at a redemption price equal to 100% of the principal amount, plus a "make-whole" premium. The remaining features of the new debentures will be comparable to the old debentures. The new debentures will be senior unsecured obligations and will rank equally with all other senior unsecured indebtedness of Caterpillar Inc. We will apply for listing of the new debentures on the New York Stock Exchange.

Withdrawal Rights

        Old debentures validly tendered for exchange may be withdrawn at any time prior to the expiration date.

        See the section entitled "Risk Factors" that begins on page 9 for a discussion of the risks that you should consider prior to tendering your outstanding debentures for exchange.

The dealer managers for the exchange offer are:

Banc of America Securities LLC	Merrill Lynch & Co.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is , 2005.

        You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information or representations. We are only making an offer with respect to the new debentures. We are not making an offer of the new debentures in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the Registration Statement (as defined herein) of which this prospectus is a part and you may obtain copies of those documents as described herein under Where You Can Find More Information.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SELECTED FINANCIAL INFORMATION	8
RISK FACTORS	9
FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	10
RATIO OF EARNINGS TO FIXED CHARGES	10
THE EXCHANGE OFFER	11
DESCRIPTION OF NEW DEBENTURES	20
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	27
LEGAL MATTERS	30
EXPERTS	30
WHERE YOU CAN FIND MORE INFORMATION	31
ANNEX A	A-1

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request to:

Caterpillar Inc.
100 N.E. Adams St.
Peoria, Illinois 61629
(309) 675-1000
Attention: Corporate Secretary

        To obtain timely delivery, debenture holders must request the information incorporated by reference no later than five days prior to the expiration date.

        There are no guaranteed delivery provisions provided for in conjunction with the exchange offer under the terms of this prospectus and the accompanying letter of transmittal. Tendering holders must tender their old debentures in accordance with the procedures set forth under The Exchange Offer—Procedures for Tendering Old Debentures.

i

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the basic terms of the new debentures, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety.

Caterpillar Inc.

        Caterpillar, through its employees and dealers, designs, manufactures, markets, finances and provides support for Caterpillar machines and engines. We believe our products make progress possible around the world. More information about Caterpillar is available on our web site at http://www.CAT.com. Information on our web site is not incorporated by reference into this prospectus.

        Our products and services fall into three principal lines of business:

  Machinery:    Caterpillar machines do the world's work. From earthmoving, mining and construction projects to forestry, waste, paving and any number of other applications, we have the right equipment—large and small—to help our customers get the job done right. We also lead the industry in the distribution of equipment and parts and offer that expertise to others through Caterpillar Logistics Services, Inc., one of the world's largest integrated logistics organizations with nearly 50 third-party clients.

  Engines:    Caterpillar reciprocating engines and engine systems provide power to the world. Our engines power our own construction and mining machines—plus trucks, ships and boats—and much more. Electrical power systems supply both primary and standby power for a wide variety of uses. Solar industrial gas turbines power the production, processing and transporting of crude oil and natural gas and provide electrical power to many industries.

  Financial Products:    We help customers around the globe purchase Cat and related equipment (new and used) through Caterpillar Financial Services Corporation and its subsidiaries. Customers can protect their Cat equipment by using various types of insurance offered by Caterpillar Insurance Holdings, Inc.

        Our executive offices are located at 100 N.E. Adams St., Peoria, Illinois 61629, and our telephone number is (309) 675-1000.

Summary of the Exchange Offer

Background

        We issued the 9 3/8% Debentures on March 21, 1991 and the 8% Debentures on February 23, 1993. As of                       , 2005, we had 9 3/8% Debentures in the aggregate principal amount of $235,795,000, and 8% Debentures in the aggregate principal amount of $200,000,000 outstanding.

The Exchange Offer	We are offering to holders of our 9 3/8% Debentures due March 15, 2021, the "9 3/8% Debentures," and our 8% Debentures due February 15, 2023, the "8% Debentures," and together the "old debentures" or "outstanding debentures," an opportunity to exchange the old debentures into Debentures due May 15, 2035, or the "new debentures," in an aggregate principal amount to be determined in the manner set forth in this prospectus. Subject to the terms and conditions described more fully herein:
If you validly tender old debentures on or prior to the early participation date and do not validly withdraw prior to the expiration date, you will receive for each $1,000 principal amount of old debentures of a series tendered and accepted:
• A principal amount of our new debentures equal to the total exchange price for the old debentures of that series tendered minus $ ; plus
• An early participation payment in cash of $ .
If you validly tender old debentures after the early participation date but on or prior to the expiration date and do not validly withdraw, you will receive for each $1,000 principal amount of old debentures of a series tendered and accepted:
• A principal amount of our new debentures equal to the total exchange price for the old debentures of that series tendered minus $ .
You may tender your old debentures for exchange by following the procedures described under the heading The Exchange Offer—Procedures for Tendering Old Debentures.
Purpose of the Exchange Offer	The purpose of the exchange offer is to extend the maturities of a portion of our outstanding debt from March 15, 2021 and February 15, 2023, the respective maturity dates of the old debentures, to May 15, 2035, the maturity date of the new debentures.
Conditions of the Exchange Offer	The exchange offer is subject to the condition that the aggregate principal amount of new debentures to be issued will not exceed $500,000,000. The exchange offer is further subject to the condition that at least $150,000,000 aggregate principal amount of old debentures be validly tendered and not validly withdrawn by the expiration of the exchange offer as well as certain other conditions. We may waive these conditions at our reasonable discretion.
Determination of the Total Exchange Price	The total exchange price for old debentures of each series will equal the discounted value (excluding accrued interest) of the remaining payments of principal and interest per $1,000 principal amount of old debentures of that series through the maturity date of the old debentures of that series, using a yield equal to the sum of (a) the yield to maturity on the 5.375% U.S. Treasury Note due February 15, 2031 and

(b) basis points in the case of 9 3/8% Debentures, or basis points in the case of 8% Debentures (in each case in accordance with the formula set forth in Annex A hereto and rounded to the nearest cent).
The yield to maturity on the 5.375% U.S. Treasury Note due February 15, 2031 (calculated in accordance with standard market practice) will be based on the bid-side yield, as indicated on the Bloomberg screen page PX8 (or any recognized quotation source selected by the dealer managers in their sole discretion if the Bloomberg screen page PX8 is not available or is manifestly erroneous) at 2:00 p.m., New York City time, on the second business day prior to the expiration date, the "price determination time." Holders tendering prior to the price determination time will not know at the time of tender the amount of new debentures they will receive, but are entitled to withdraw their tenders at any time prior to the expiration date.
In addition, holders whose old debentures are accepted for exchange will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date.
Early Participation Payment	We want to encourage holders to tender early. Accordingly, the total exchange price, for each $1,000 principal amount of old debentures of each series tendered, includes an early participation payment of $ , which payment shall be in cash. Holders who validly tender old debentures on or prior to the early participation date and do not validly withdraw their tenders will receive the early participation payment. Holders who validly tender old debentures after the early participation date and do not validly withdraw their tenders will not receive the portion of the total exchange price attributable to the early participation payment. See The Exchange Offer—Terms of the Exchange Offer and —Period for Tendering Old Debentures.
Tenders; Early Participation Date; Expiration Date; Withdrawal Rights	In order to be eligible to receive the early participation payment, holders of old debentures must tender their old debentures on or prior to 5:00 p.m., New York City time, on , 2005, unless extended by us. The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we extend it. We will extend the duration of the exchange offer as required by applicable law or may choose to extend it in order to provide additional time for holders of old debentures to tender their old debentures for exchange.
Old debentures validly tendered for exchange may be withdrawn at any time prior to the expiration date. If we decide for any reason not to accept any old debentures you have tendered for exchange, those old debentures will be returned to you without cost promptly after the expiration or termination of the exchange offer. See The Exchange Offer—Procedures for Tendering Old Debentures, and —Withdrawal Rights for a more complete description of the tender and withdrawal provisions.
Illustrative Example	For an illustrative example, please refer to The Exchange Offer—Determination of the Total Exchange Price—Illustrative Example below and Annex A hereto.

Settlement Date	The settlement date of the exchange offer will be the third business day following the expiration date or as soon as practicable thereafter.
Consequences of Failure to Exchange	Old debentures that are not tendered or that are tendered but not accepted in the exchange offer will remain outstanding and will continue to be subject to their existing terms. Following the completion of the exchange offer, we will have no obligation to exchange old debentures for new debentures.
The trading market for outstanding old debentures not exchanged in the exchange offer may be more limited than it is at present. Therefore, if your old debentures are not exchanged in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged old debentures.
Procedures for Tendering Outstanding Debentures	If you wish to participate in the exchange offer and your old debentures are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through The Depository Trust Company ("DTC"), you may do so through the automated tender offer program of DTC. By participating in the exchange offer, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. See The Exchange Offer—Acceptance of Old Debentures for Exchange and —Delivery of New Debentures.
Denomination on New Debentures	New debentures will be issued in minimum denominations of $1,000 and integral multiples of $1,000. If, under the terms of the exchange offer, any tendering holder is entitled to receive new debentures in a principal amount that is not an integral multiple of $1,000, we will round downward the amount of new debentures to the nearest integral multiple of $1,000 and pay the difference in cash.
Material U.S. Federal Income Tax Consequences	The exchange of old debentures (other than the 8% Debentures where the early participation payment is received) for new debentures will be treated as an exchange for federal income tax purposes, and the exchange of 8% Debentures for new debentures where the early participation payment is received should be treated as such an exchange (in each case, unless there is a change in interest rates as of the date of this prospectus). In such event, the exchange, for federal income tax purposes, will qualify as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, pursuant to which you will recognize gain, but not loss, on such exchange in an amount not exceeding the sum of the early participation payment included in the total exchange price and the fair market value (likely the issue price) of any excess of the principal amount of the new debentures received over the principal amount of old debentures surrendered.
We intend to treat the early participation payment as additional consideration received by the holders, but the U.S. federal income tax treatment of the early participation payment is uncertain because it is possible that the Internal Revenue Service could assert that such amount constitutes a fee paid for your early tender. In the event of such recharacterization, you likely would recognize ordinary income in the amount of the early participation payment.

For a summary of the material U.S. federal income tax consequences of the exchange of old debentures for new debentures pursuant to the exchange offer see Material U.S. Federal Income Tax Consequences. We have received an opinion of tax counsel that the legal conclusions set forth in Material U.S. Federal Income Tax Consequences, except as they relate to the federal income tax consequences of receiving (a) the early participation payment and (b) cash in lieu of a fractional new debenture (upon which tax counsel was unable to opine), are as described in such section, subject to the limitations and qualifications described therein.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange Agent	Citibank, N.A. is serving as the exchange agent in connection with this exchange offer. The address and telephone number of Citibank, N.A. are listed on the back cover of this prospectus.
Information Agent	Global Bondholder Services Corporation is serving as the information agent in connection with this exchange offer. The address and telephone numbers of Global Bondholder Services Corporation are listed on the back cover of this prospectus.
Dealer Managers	Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are serving as the dealer managers in connection with this exchange offer. The addresses and telephone numbers of the dealer managers are listed on the back cover of this prospectus.
The New Debentures
Maturity	May 15, 2035.
Interest Rate	The sum of (a) the bid-side yield to maturity on the 5.375% U.S. Treasury Note due February 15, 2031 (as indicated on the Bloomberg screen page PX8), as of the price determination time, and (b) % ( basis points), calculated to three decimal places.
Interest Payment Dates	Semi-annually on May 15 and November 15, commencing on May 15, 2005.
Principal Amount	Up to $500,000,000, determined in the manner set forth in this prospectus based on the principal amount of old debentures validly tendered and not validly withdrawn in the exchange offer.
Listing	We will apply for listing of the new debentures on the New York Stock Exchange. We cannot guarantee that the application for the listing will be accepted and we are not required to maintain the listing.
Rating	We expect the new debentures to be rated A2 by Moody's and A by S&P.
Ranking	The new debentures will be senior unsecured obligations and rank equally with all other senior unsecured indebtedness of Caterpillar Inc.
Optional Redemption	We may redeem the new debentures in whole at any time or in part from time to time at our option at a redemption price equal to 100% of the principal amount, plus a "make-whole" premium. See Description of New Debentures—Optional Redemption.

Comparison of Old Debentures and New Debentures

        The following is a brief comparison of the principal features of the old debentures and the new debentures. The following descriptions are brief summaries, do not purport to be complete and are qualified in their entirety by reference to the old and new debentures and the indenture between us and Citibank, N.A. as trustee, dated May 1, 1987, and supplemented June 1, 1989, May 15, 1992, and December 16, 1996 (the "Indenture").

        The new debentures are a new series of debt securities under the Indenture. For further information regarding the new debentures and for definitions of capitalized terms used with respect to the new debentures but not otherwise defined in this summary, see Description of New Debentures.

	Old Debentures	New Debentures
Issuer	Caterpillar Inc.	Same.
Trustee	Citibank, N.A.	Same.
Aggregate Principal Amount	9 3/8% Debentures: $235,795,000. 8% Debentures: $200,000,000.	Up to $500,000,000, determined based on the principal amount of old debentures validly tendered in the exchange offer.
Maturity	9 3/8% Debentures: March 15, 2021. 8% Debentures: February 15, 2023.	May 15, 2035.
Interest Rate	9 3/8% Debentures: 9 3/8% per annum. 8% Debentures: 8% per annum.
The sum of (a) the bid-side yield to maturity on the 5.375% U.S. Treasury Note due February 15, 2031 (as indicated on the Bloomberg screen page PX8), as of the price determination time, and (b) % ( basis points).
Interest Payment Dates	Semi-annually: 9 3/8% Debentures: March 15 and September 15. 8% Debentures: February 15 and August 15.	Semi-annually on May 15 and November 15.
Listing	Listed on the New York Stock Exchange.	We will apply for listing of the new debentures on the New York Stock Exchange.
Rating	As of the date hereof, the old debentures of each series are rated A2 by Moody's and A by S&P.	We expect the new debentures to be rated A2 by Moody's and A by S&P.
Ranking	Rank equally with all other senior unsecured indebtedness of Caterpillar Inc.	Same.
Optional Redemption	Not redeemable prior to their maturity.	We may redeem the new debentures at any time at our option at a redemption price equal to 100% of the principal amount, plus a "make-whole" premium.

	Old Debentures	New Debentures
Certain Restrictive Covenants	The Indenture provides for certain restrictions on secured debt and sale and leaseback transactions.	Same.
Consolidation, Mergers and Sales of Assets	We may not merge, or sell substantially all our property, unless among other requirements: (i) we are the surviving corporation or the successor corporation assumes our obligations on the old debentures and the Indenture; and (ii) immediately after the merger, we are, or the successor corporation is, not in default in the performance of a covenant or condition in the Indenture.	Same.
Acceleration	The trustee or the holders of 25% of the outstanding principal amount of old debentures of each series may declare, by a notice as provided in the Indenture, the old debentures of that series, to be due and payable immediately in the case of an Event of Default (as defined in the Indenture), which includes a default in the payment of principal of, or interest on, the old debentures of that series.	Same.
Defeasance	The Indenture is subject to defeasance under certain circumstances.	Same.
Change of Control	We are not required to repurchase the old debentures upon a change of control of Caterpillar Inc.	Same.
Transfer Restrictions	Freely transferable under the Securities Act of 1933, as amended.	Same.
Sinking Fund	None.	None.

Risk Factors

        See "Risk Factors" beginning on page 9 for a discussion of factors that should be considered by holders of outstanding debentures before tendering their outstanding debentures in the exchange offer.

SELECTED FINANCIAL INFORMATION

        The following table presents summary consolidated financial and other data with respect to the Company and has been derived from the audited consolidated financial statements of the Company as of and for each of the five years ended December 31, 2004. The information set forth below should be read in conjunction with our consolidated financial statements, the related notes thereto and the related "Management's Discussion and Analysis" incorporated by reference into the Registration Statement of which this prospectus is a part. See Where You Can Find More Information.

	As of or for the Year Ended December 31,
	2004	2003	2002	2001	2000
	($ amounts in millions, except for per share amounts)
Sales and revenues	$30,251	$22,763	$20,152	$20,450	$20,175
Sales	$28,336	$21,048	$18,648	$19,027	$18,913
Percent inside the United States	46%	44%	45%	49%	50%
Percent outside the United States	54%	56%	55%	51%	50%
Revenues	$1,915	$1,715	$1,504	$1,423	$1,262
Profit(1)	$2,035	$1,099	$798	$805	$1,053
Profit per common share(1)(2)	$5.95	$3.18	$2.32	$2.35	$3.04
Profit per common share—diluted(1)(3)	$5.75	$3.13	$2.30	$2.32	$3.02
Dividends declared per share of common stock	$1.600	$1.440	$1.400	$1.390	$1.345
Return on average common stockholders' equity(4)	30.0%	19.0%	14.4%	14.4%	19.0%
Capital expenditures:
Property, plant and equipment	$926	$682	$728	$1,100	$928
Equipment leased to others	$1,188	$1,083	$1,045	$868	$665
Depreciation and amortization	$1,397	$1,347	$1,220	$1,169	$1,063
Research and development expenses	$928	$669	$656	$696	$649
As a percent of sales and revenues	3.1%	2.9%	3.3%	3.4%	3.2%
Wages, salaries and employee benefits	$6,001	$4,980	$4,360	$4,272	$4,029
Average number of employees	73,033	67,828	70,973	70,678	67,200
Total assets	$43,091	$36,706	$32,705	$30,489	$28,246
Long-term debt due after one year:
Consolidated	$15,837	$14,546	$11,774	$11,452	$11,334
Machinery and Engines	$3,663	$3,603	$3,581	$3,653	$2,854
Financial Products	$12,174	$10,943	$8,193	$7,799	$8,480
Total Debt:
Consolidated	$23,525	$20,284	$17,861	$16,763	$15,067
Machinery and Engines	$3,762	$3,707	$3,903	$3,945	$3,427
Financial Products	$19,763	$16,577	$13,958	$12,818	$11,640

(1)
In 2002, we adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" and therefore no longer amortize goodwill.

(2)
Computed on weighted-average number of shares outstanding.

(3)
Computed on weighted-average number of shares outstanding diluted by assumed exercise of stock options, using the treasury stock method.

(4)
Represents profit divided by average stockholders' equity (beginning of year stockholders' equity plus end of year stockholders' equity divided by two).

RISK FACTORS

        You should consider carefully the following risks and all of the information set forth in this prospectus or incorporated by reference herein before tendering your old debentures for exchange in the exchange offer.

If old debentures remain outstanding after the consummation of the exchange offer, the trading market for the old debentures will likely be more limited.

        To the extent that old debentures are tendered and accepted for exchange pursuant to the exchange offer, the trading market for old debentures that remain outstanding will likely be more limited than it is at present. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for old debentures that are not tendered and accepted for exchange pursuant to the exchange offer may be affected adversely to the extent that the principal amount of the old debentures exchanged pursuant to the exchange offer reduces the float. A reduced float may also make the trading price of old debentures that are not exchanged in the exchange offer more volatile.

You cannot be sure that an active trading market will develop for the new debentures.

        There is no existing trading market for the new debentures. We will apply for listing of the new debentures on the New York Stock Exchange. We cannot guarantee that the application for listing will be accepted and we are not required to maintain the listing. As a result, your ability to resell the new notes may be limited. Even if the new debentures are listed, we cannot assure you that a market for the new debentures will develop or be sustained, nor can we make any assurances regarding the ability of new debenture holders to sell their new debentures, the amount of new debentures to be outstanding following the exchange offer or the price at which the new debentures might be sold. As a result, the market price of the new debentures could be adversely affected.

You may not know the total exchange price at the time you tender your old debentures.

        The total exchange price you will receive in exchange for old debentures tendered will be determined based on the yield of the 5.375% U.S. Treasury Note due February 15, 2031 at the price determination time. This rate will reflect general interest rate movements and other factors and cannot be predicted. An increase in the yield on the 5.375% U.S. Treasury Note due February 15, 2031 may adversely affect the total exchange price.

You may be required to recognize gain in excess of the cash you receive in the exchange, if any.

        You will recognize gain, but not loss, on the exchange in an amount not exceeding the sum of (a) the early participation payment included in the total exchange price and (b) the fair market value (likely the "issue price") of any excess principal amount of the new debentures received over the principal amount of the old debentures surrendered. Thus, if the principal amount of the new debentures received in the exchange exceeds the principal amount of the old debentures surrendered, you may be required to recognize gain in excess of the amount of cash received in the exchange.

If the early participation payment is not treated as additional consideration, you may be required to recognize ordinary income in the amount of the early participation payment.

        The tax treatment of the early participation payment is subject to a degree of uncertainty under United States federal income tax law. If the early participation payment is not treated as additional consideration received as part of the exchange, that payment likely would be treated as a separate payment in the nature of a fee paid for your early tender of old debentures and you likely would recognize ordinary income in the amount of the early participation payment.

FORWARD-LOOKING STATEMENTS

        Some statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to Caterpillar and the markets it serves. Please see our filings with the Securities and Exchange Commission for additional discussion of these uncertainties and factors. We disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future results or otherwise.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new debentures in exchange for the outstanding debentures. Any old debentures that are properly tendered and exchanged pursuant to this exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges is as follows:

Years Ended December 31,
2004	2003	2002	2001	2000
4.2	2.9	2.3	2.1	2.4

        This ratio includes Caterpillar, our consolidated subsidiaries, and 50%-owned unconsolidated affiliated companies. Earnings are determined by adding income from continuing operations, income taxes and fixed charges. Fixed charges include interest, other costs related to borrowed funds and a portion of rentals representing interest.

THE EXCHANGE OFFER

Terms of the Exchange Offer

        We are offering to exchange the outstanding old debentures for new debentures in an aggregate principal amount to be determined in the manner set forth in this prospectus. Subject to the conditions set forth herein:

  If you validly tender old debentures on or prior to the early participation date, and do not validly withdraw prior to the expiration date, you will receive for each $1,000 principal amount of old debentures of a series tendered and accepted:

    •
    A principal amount of our new debentures equal to the total exchange price for the old debentures of that series tendered minus $            ; plus

    •
    An early participation payment in cash of $            .

  If you validly tender old debentures after the early participation date but on or prior to the expiration date and do not validly withdraw, you will receive for each $1,000 principal amount of old debentures of a series tendered and accepted:

    •
    A principal amount of our new debentures equal to the total exchange price for the old debentures of that series tendered minus $            .

        The exchange offer is subject to the condition that the aggregate principal amount of new debentures to be issued will not exceed $500,000,000. The exchange offer is further subject to the condition that at least $150,000,000 aggregate principal amount of old debentures be validly tendered and not validly withdrawn by the expiration of the exchange offer as well as certain other conditions. We may waive these conditions at our reasonable discretion. Our obligation to accept old debentures for exchange pursuant to the exchange offer is subject to certain other conditions as set forth below under —Conditions to the Exchange Offer.

        New debentures will be issued in minimum denominations of $1,000 and integral multiples of $1,000. If, under the terms of the exchange offer, any tendering holder is entitled to receive new debentures in a principal amount that is not an integral multiple of $1,000, we will round downward the amount of new debentures to the nearest integral multiple of $1,000 and pay the difference in cash.

        As of                        , 2005, $235,795,000 aggregate principal amount of 9 3/8% Debentures and $200,000,000 aggregate principal amount of 8% Debentures were outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old debentures known to us.

Determination of the Total Exchange Price; Early Participation Payment

        The total exchange price for old debentures of each series will be equal to the discounted value (excluding accrued interest) of the remaining payments of principal and interest per $1,000 principal amount of old debentures of that series through the maturity date of the old debentures of that series, using a yield (the "exchange offer yield") on the settlement date equal to the sum of: (a) the yield to maturity on the 5.375% U.S. Treasury Note due February 15, 2031 and (b)     basis points in the case of 9 3/8% Debentures, or    basis points in the case of 8% Debentures (in each case in accordance with the formula set forth in Annex A hereto and rounded to the nearest cent). In addition, holders whose old debentures are accepted for exchange will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date.

        The yield to maturity on the 5.375% U.S. Treasury Note due February 15, 2031 (calculated in accordance with standard market practice) will be based on the bid-side yield, as indicated on the Bloomberg screen page PX8 (or any recognized quotation source selected by the dealer managers in their sole discretion if the Bloomberg screen page PX8 is not available or is manifestly erroneous) at

2:00 p.m., New York City time, on the second business day prior to the expiration date, the "price determination time."

        The dealer managers will calculate the exchange offer yield, the total exchange price and accrued interest, and their calculations will be final and binding absent manifest error. We will publicly announce the exchange offer yield and total exchange price for the old debentures promptly after they are determined by the dealer managers.

        We want to encourage holders to tender early. Accordingly, the total exchange price, for each $1,000 principal amount of old debentures of each series tendered, includes an early participation payment of $            , which payment shall be in cash. Holders who validly tender their old debentures of a series on or prior to the early participation date and do not validly withdraw their tenders prior to the expiration date will receive the early participation payment for that series. Holders who validly tender their old debentures of a series after the early participation date and do not validly withdraw their tenders will not receive the portion of the total exchange price attributable to the early participation payment for that series.

        Holders tendering prior to the price determination time will not know at the time of tender the amount of new debentures they will receive, but are entitled to withdraw their tenders at any time prior to the expiration date. See —Withdrawal Rights.

Illustrative Example

        The information provided in the following table is for illustrative purposes only, and we make no representation with respect to the actual consideration that may be paid pursuant to the exchange offer. The exchange offer yield and total exchange price may be greater or less than that shown in the following table, depending on the yield on the U.S. Treasury Security as of the price determination time.

        The following illustrates, for each series of old debentures, the hypothetical exchange offer yield, total exchange price and accrued interest, each per $1,000 principal amount of old debentures, assuming an expiration date of                        , 2005, a settlement date of                        , 2005 and reference U.S. Treasury Security yield as of 2:00 p.m., New York City time, on                        , 2005. Please see Annex A, attached hereto, for further pricing details.

Security	Maturity Date	Reference U.S. Treasury Security	Fixed Spread (in basis points)	Exchange Offer Yield		Total Exchange Price	Early Participation Payment	Accrued Interest
9 3/8% Debentures	March 15, 2021	5.375% due February 15, 2031	+		%	$	$	$
8% Debentures	February 15, 2023	5.375% due February 15, 2031	+		%	$	$	$

  Formula:
  total exchange price - early participation payment = principal amount of new debentures

  Example A:    Investor tenders $10,000,000 of each of the Debentures on or prior to the early participation date and receives:

	9 3/8% Debentures	8% Debentures
Principal amount of new debentures	$	$
Cash in lieu of fractional par amount of new debentures	$	$
Early participation payment of	$	$

  Example B:    Investor tenders $10,000,000 of each of the Debentures after the early participation date and receives:

	9 3/8% Debentures	8% Debentures
Principal amount of new debentures	$	$
Cash in lieu of fractional par amount of new debentures	$	$

In each example above, the investor also receives a cash payment equal to the accrued and unpaid interest to, but excluding, the settlement date.

        You can obtain recently calculated hypothetical quotes of the yield of the reference U.S. Treasury Security, the hypothetical exchange offer yield and the total exchange price for the old debentures prior to the pricing time, and can obtain the actual yield on the reference U.S. Treasury Security, exchange offer yield and the total exchange price for the old debentures of either series after the pricing time, by contacting the Liability Management Group at Banc of America Securities LLC at (866) 475-9886 or collect (704) 387-1004 or at Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 654-8637 or collect (212) 449-4914. Although the dealer managers will calculate the total exchange price for the old debentures based solely on the yield on the corresponding reference U.S. Treasury Security, as described above, you can also find information regarding the closing yield to maturity of the U.S. Treasury Security on any trading day in The Wall Street Journal and The New York Times.

Expiration, Amendment and Termination of Exchange Offer

        The exchange offer will expire at 5:00 p.m., New York City time, on                 , 2005, unless extended by us (such date and time, as they may be extended, the "expiration date"). Assuming we have not previously elected to terminate this exchange offer, in our sole and absolute discretion and subject to the conditions listed below, we will exchange the outstanding old debentures validly tendered and not validly withdrawn for new debentures in an aggregate principal amount to be determined in the manner set forth in this prospectus.

        We expressly reserve the right, at any time, in our absolute discretion, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old debentures, by giving written notice of such extension to the holders thereof as described below. We will extend the duration of the exchange offer as required by applicable law or may choose to extend it in order to provide additional time for holders of old debentures to tender their old debentures for exchange. During any such extension, all old debentures previously tendered and not validly withdrawn will remain subject to the exchange offer and may be accepted for exchange by us. Any old debentures not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer. In accordance with Rule 14e-1 under the Exchange Act, if we elect to decrease the amount of old debentures sought, the consideration offered, or the dealer managers' soliciting fees, this exchange offer will remain open for at least ten business days from the date that the notice of such change is first published or sent to holders of the old debentures.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old debentures, upon the occurrence of any of the conditions of the exchange offer specified below under —Conditions to the Exchange Offer. We will give prompt written notice to the holders of the old debentures of any extension, amendment, non-acceptance or termination. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Settlement Date

        We will deliver the new debentures and pay any cash amounts on the settlement date, which will be the third business day following the expiration date or as soon as practicable thereafter. We will not be obligated to deliver new debentures or pay any cash amounts unless the exchange offer is consummated.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new debentures in exchange for, any old debentures and may terminate or amend the exchange offer, if the aggregate principal amount of new debentures to be issued exceeds $500,000,000 or if less than $150,000,000 aggregate principal amount of old debentures are validly tendered and not validly withdrawn prior to the expiration date.

        Additionally, notwithstanding any other provision of the exchange offer, we are not required to accept for exchange or to issue new debentures in exchange for, any old debentures and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of the old debentures:

  (a)
  there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

  (1)
  seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

  (2)
  resulting in a material delay in our ability to accept for exchange or exchange some or all of the old debentures pursuant to the exchange offer;

  or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above; or

  (b)
  there shall have occurred:

  (1)
  any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

  (2)
  any limitation by a governmental agency or authority which may adversely affect our ability to complete the transaction contemplated by the exchange offer,

  (3)
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

  (4)
  a commencement of a war, armed hostilities or other similar calamity, or a major terrorist attack, directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

  (c)
  any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Caterpillar Inc. and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the old debentures or the new debentures;

which in our reasonable judgment in any case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

        The foregoing conditions are for our sole benefit and may be asserted or waived by us in whole or in part in our reasonable discretion prior to the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior to the expiration date.

        In addition, we will not accept for exchange any old debentures tendered, and no new debentures will be issued in exchange for any such old debentures, if at that time any stop order shall be threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

        Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offer. We will give holders notice of any amendments if required by applicable law.

Consequences of Failing to Exchange Old Debentures

        Old debentures that are not exchanged in the exchange offer will remain outstanding and will continue to be subject to their existing terms. Following the completion of the exchange offer, we will have no obligation to exchange old debentures for new debentures. The trading market for outstanding old debentures not exchanged in the exchange offer may be more limited than it is at present. Therefore, if your old debentures are not exchanged in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged old debentures.

Procedures for Tendering Old Debentures

        Your tender of old debentures as set forth below and our acceptance of the old debentures will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old debentures for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by that letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of a letter of transmittal, to Citibank, N.A., as exchange agent, at the address set forth on the back cover of this prospectus on or prior to the expiration date. In addition, either:

  •
  a timely confirmation of a book-entry transfer (a "book-entry confirmation") of those old debentures, if that procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer, as described below under —Book-Entry Transfers, must be received by the exchange agent, on or prior to the expiration date, with the letter of transmittal or an agent's message in lieu of a letter of transmittal, or

  •
  certificates for those old debentures must be received by the exchange agent along with the letter of transmittal.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against that participant.

        The method of delivery of old debentures, letters of transmittal and all other required documents is at your election and risk. If that delivery is by regular U.S. mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old debentures should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old debentures surrendered for exchange are tendered:

  •
  by a holder of the old debentures who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an Eligible Institution (as defined below).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, those guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). If old debentures are registered in the name of a person other than the signer of the letter of transmittal, the old debentures surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

        We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old debentures tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old debenture not properly tendered or to not accept any particular old debenture acceptance of which might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old debenture at any time prior to the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old debentures in the exchange offer). Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old debenture (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old debentures for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old debentures for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal is signed by a person other than the registered holder of old debentures, those old debentures must be endorsed or accompanied by powers of attorney signed exactly as the name of the registered holder that appears on the old debentures.

        If the letter of transmittal or any old debentures or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Acceptance of Old Debentures for Exchange; Delivery of New Debentures

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, the old debentures validly tendered and not validly withdrawn and will issue the new debentures promptly after acceptance of the old debentures. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old debentures for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        In all cases, issuance of new debentures for old debentures that are accepted for exchange will be made only after timely receipt by the exchange agent of:

  •
  certificates for those old debentures or a timely book-entry confirmation of those old debentures into the exchange agent's account at DTC,

  •
  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and

  •
  all other required documents.

        Holders may submit all or part of their old debentures currently held.

Book-Entry Transfers

        For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old debentures at DTC on the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old debentures by causing DTC to transfer those old debentures into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old debentures may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth on the back cover of this prospectus on or prior to the expiration date.

Withdrawal Rights

        Old debentures validly tendered for exchange before or after the early participation date may be withdrawn at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth on the back cover of this prospectus. This notice must specify:

  •
  the name of the person having tendered the old debentures to be withdrawn;

  •
  the old debentures to be withdrawn (including the principal amount of these old debentures); and

  •
  where certificates for old debentures have been transmitted, the name in which these old debentures are registered, if different from that of the withdrawing holder.

        If certificates for old debentures have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless that holder is an Eligible Institution. If old debentures have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old debentures and otherwise comply with the procedures of DTC.

        We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old debentures so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old debentures tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder (or, in the case of old debentures tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, those old debentures will be credited to an account maintained with DTC for the old debentures) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old debentures may be retendered by following one of the procedures described under—Procedures for Tendering Old Debentures above at any time on or prior to the expiration date.

Absence of Dissenters' Rights

        Holders of the old debentures do not have any appraisal or dissenters' rights in connection with the exchange offer.

Purchases of Old Debentures by Caterpillar

        We reserve the right, in our absolute discretion, to purchase or make offers to purchase any old debentures that remain outstanding subsequent to the expiration date and, to the extent permitted by applicable law, purchase old debentures in the open market, in privately negotiated transactions or otherwise. The terms of such offers could differ from the terms of the exchange offer. Any purchase or offer to purchase will not be made except in accordance with applicable law.

Exchange Agent

        Citibank, N.A. has been appointed as the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of old debentures, or a beneficial owner's commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the address and telephone number set forth on the back cover of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of a letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Information Agent

        Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone number set forth on the back cover of this prospectus. Holders of old debentures may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Dealer Managers

        We have retained Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as dealer managers and financial advisors in connection with the exchange offer. We will pay a customary fee to the dealer managers for soliciting the exchange of old debentures in the exchange offer. We will also reimburse the dealer managers for their reasonable out-of-pocket expenses. The obligation of the dealer managers to perform their functions is subject to customary conditions. We have agreed to indemnify the dealer managers against various liabilities under the federal securities laws. The dealer managers may contact holders of old debentures by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. At any given time, Banc of America Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated may trade the old debentures or other of our securities for its own account or for the accounts of its customers and, accordingly, may hold a long or short position in the old debentures.

        From time to time, the dealer managers have provided us with investment banking and other services for customary compensation.

        Questions regarding the terms of the exchange offer may be directed to the dealer managers at their addresses and telephone numbers listed below:

Banc of America Securities LLC 214 North Tryon Street, 15th Floor Charlotte, North Carolina 28255 Attention: Liability Management Group (866) 475-9886 (toll free) (704) 387-1004 (call collect)	Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center New York, New York 10080 Attention: Liability Management Group (888) 654-8637 (toll free) (212) 449-4906 (call collect)

Other Fees and Expenses

        We will bear the expenses of soliciting tenders of the old debentures. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by any dealer manager and the information agent, as well as by our officers and other employees and those of our affiliates. No additional compensation will be paid to any officers or employees who engage in soliciting exchanges. All other registration expenses, including fees and expenses of the trustee under the Indenture relating to the new debentures, filing fees, blue sky fees and printing and distribution expenses will be paid by us.

        Tendering holders of old debentures will not be required to pay any fee or commission to the dealer managers. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of old debentures in the exchange offer unless you instruct us to register new debentures in the name of, or request that old debentures not tendered or accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

DESCRIPTION OF NEW DEBENTURES

        We will issue the new debentures under the indenture between us and the trustee, Citibank, N.A., dated May 1, 1987, and supplemented June 1, 1989, May 15, 1992, and December 16, 1996 (the "Indenture"). This prospectus briefly outlines some of the Indenture provisions. See Where You Can Find More Information on how to locate the Indenture. You may also review the Indenture at the trustee's offices located in New York, New York.

        The Indenture does not limit the amount of debt securities that may be issued and each series of debt securities may differ as to its terms. The debt securities may be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us. We will issue new debentures pursuant to the exchange offer in an aggregate principal amount of up to $500,000,000.

        The new debentures will mature on May 15, 2035 and will bear interest from the date of issuance, payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2005, to the persons who are holders of record on the close of business on the immediately preceding May 1 and November 1.

        The new debentures will bear interest at a rate per annum equal to the sum of (a) the bid-side yield on the 5.375% U.S. Treasury Note due February 15, 2031 (as indicated on the Bloomberg screen page PX8), as of the price determination time, and (b)     % (    basis points), calculated to three decimal places. The trustee will authenticate and deliver the new debentures.

        Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date or Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in the city of New York are open for business.

        We will apply for listing of the new debentures on the New York Stock Exchange. We cannot guarantee that the application for listing will be accepted and we are not required to maintain the listing.

        We expect the new debentures to be rated A2 by Moody's and A by S&P. The new debentures will be senior unsecured obligations and will rank equally with all other senior unsecured indebtedness of Caterpillar Inc. For current information on our debt outstanding, see our most recent Form 10-K filed on February 24, 2005. See Where You Can Find More Information.

        The new debentures will not be subject to any conversion, amortization or sinking fund. It is anticipated that the new debentures will be "book-entry," represented by a permanent global certificate registered in the name of The Depository Trust Company or its nominee as described below under
—Global Securities. However, we reserve the right to issue the new debentures in certificate form registered in the name of the holders.

Optional Redemption

        The new debentures may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of

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  100% of the principal amount of the new debentures to be redeemed, or

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  the sum of the present values of the remaining scheduled payments of principal and interest on the new debentures to be redeemed, discounted to the date of redemption on a semi-annual

    basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus    basis points,

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

        Treasury Rate: means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (or, if no maturity is within three months before or after the remaining term of the new debentures to be redeemed ("Remaining Life"), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

        Comparable Treasury Issue: means the U.S. Treasury security selected by the Independent Investment Bankers as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

        Comparable Treasury Price: means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if, after seeking at least five Reference Treasury Dealer Quotations and excluding the highest and lowest Reference Treasury Dealer Quotations, the Independent Investment Bankers obtain fewer than five such Reference Dealer Quotations, the average of all such quotations.

        Independent Investment Banker: means each of Banc of America Securities LLC and Merrill Lynch, Pierce Fenner & Smith Incorporated, and their respective successors, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, a nationally recognized investment banking institution which is a Primary Treasury Dealer appointed by us.

        Primary Treasury Dealer: means a primary U.S. government securities dealer in New York City.

        Reference Treasury Dealer: means (1) each of Banc of America Securities LLC and Merrill Lynch, Pierce Fenner & Smith Incorporated, and their respective successors, provided, however, that if either of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute for such dealer another Primary Treasury Dealer and (2) any other nationally recognized Primary Treasury Dealer selected by the Independent Investment Bankers and acceptable to us.

        Reference Treasury Dealer Quotations: means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Bankers, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Bankers at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        Holders of new debentures to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If less than all of the new debentures are to be redeemed, the trustee will select the particular new debentures or portions thereof for redemption from the outstanding new debentures not previously called, pro rata or by lot or in such other manner as we shall direct.

Global Securities

        The new debentures may be issued in the form of one or more global securities that will be deposited with The Depository Trust Company, New York, New York ("DTC"). If this is done, we will not issue certificates to each holder. One or more global securities would be issued to DTC who would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred; except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

        Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (the "direct participants") deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

        DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

        We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee, and the paying agent will nave no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interest in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee, or us.

        New debentures represented by a global security would be exchangeable for new debentures in certificate form with the same terms in authorized denominations only if:

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  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days;

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  we deliver to the trustee an order that the global security shall be exchangeable; or

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  there is a continuing Event of Default, as described below, regarding the new debentures.

Certain Restrictive Covenants

        The Indenture requires us to comply with certain restrictive covenants. These covenants apply to us and Restricted Subsidiaries maintained by us.

    What is a Restricted or Unrestricted Subsidiary?

        A Restricted Subsidiary means any subsidiary other than an Unrestricted Subsidiary and any Unrestricted Subsidiary designated by our Board of Directors after May 1, 1987 as a Restricted Subsidiary.

        Unrestricted Subsidiary means:

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  any subsidiary acquired or organized by us after May 1, 1987, as long as that subsidiary is not a successor to a Restricted Subsidiary;

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  any subsidiary with principal business and assets located outside the United States (its territories and possessions) and Canada;

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  any subsidiary with the principal business of financing our dealers and distributors, as well as acquisitions and dispositions of our products by dealers, distributors, or other customers;

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  any subsidiary with the principal business of owning, leasing, dealing in or developing real property; and

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  any subsidiary with substantially all assets consisting of securities of subsidiaries described above.

    Other Definitions

        Important Property: means any manufacturing plants or facilities of us or any Restricted Subsidiary located in the U.S., Canada, or Puerto Rico having a gross book value (without deduction for depreciation) in excess of 1% of Consolidated Net Tangible Assets, other than any plant or other facility our Board believes is not important to our business as a whole.

        Consolidated Net Tangible Assets: means the total of all assets appearing on the consolidated balance sheet of Caterpillar and its consolidated subsidiaries prepared in accordance with accounting principles generally accepted in the United States of America, excluding the sum of (1) all current liabilities and (2) all goodwill, patents, copyrights, trademarks and other like intangibles.

        Secured Debt: means indebtedness secured by a mortgage, pledge, lien, security interest or encumbrance on:

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  any Important Property of Caterpillar or any Restricted Subsidiary; or

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  any shares of stock or indebtedness of a Restricted Subsidiary.

        Value: means with respect to a Sale and Leaseback Transaction, an amount equal to the greater of:

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  the net proceeds of the sale of the property leased pursuant to the Sale and Leaseback Transaction; or

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  the fair value of the property at the time of the Sale and Leaseback Transaction, as determined by our Board of Directors.

        (In either case, the amount derived is first divided by the term of the lease and then multiplied by the number of years remaining on the lease at the time of determination.)

    Restrictions on Secured Debt (Indenture Section 1007)

        The Indenture prohibits us and our Restricted Subsidiaries from creating Secured Debt (without securing the new debentures equally and ratably with Secured Debt), with the following exceptions:

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  certain mortgages, pledges, liens, security interests or encumbrances to secure payment of all or part of the cost of acquisition, construction or improvement of our property or the property of a Restricted Subsidiary;

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  mortgages, pledges, liens, security interests or encumbrances on property acquired, whether or not assumed by us or a Restricted Subsidiary;

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  mortgages, pledges, liens, security interests or encumbrances on property, stock, or indebtedness of a Restricted Subsidiary at the time it becomes such;

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  mortgages, pledges, liens, security interests or encumbrances on property of a corporation merged with us or a Restricted Subsidiary or at the time of a disposition of substantially all of the property of another corporation to us or a Restricted Subsidiary;

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  mortgages, pledges, liens, security interests, or encumbrances on our property or the property of a Restricted Subsidiary in favor of a governmental entity pursuant to contract or statute or to secure certain indebtedness;

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  any extension, renewal or replacement of any mortgage, pledge, lien or encumbrance referred to above;

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  any mortgage, pledge, lien, security interest, or encumbrance securing debt owed by us or a Restricted Subsidiary to us or a Restricted Subsidiary.

        In addition to these exceptions, we or a Restricted Subsidiary may create, assume, or guarantee other Secured Debt without securing the new debentures if the total amount of Secured Debt outstanding and value of Sale and Leaseback Transactions at the time does not exceed 10% of Consolidated Net Tangible Assets.

    Restrictions on Sale and Leaseback Transactions (Indenture Section 1008)

        Neither we nor any Restricted Subsidiary can sell or transfer (except to us or a Restricted Subsidiary) any Important Property we own with the intention of taking back a lease on the property, except for a lease not exceeding three years, with the following exceptions:

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  we or a Restricted Subsidiary may incur Secured Debt equal to the amount received on a sale or transfer secured by a mortgage on the property to be leased with equally and ratably securing the new debentures;

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  we or a Restricted Subsidiary may apply an amount equal to the value of the property leased to the retirement, within 120 days after the effective date of the arrangement, of indebtedness for money borrowed by us or a Restricted Subsidiary recorded as funded debt as of the date of its creation and which, in the case of indebtedness of us, is not subordinated in right of payment to the prior payment of the new debentures. The amount applied to the retirement of that indebtedness shall be reduced by (i) the principal amount of any new debentures delivered within 120 days of the effective date to the trustee for retirement and cancellation, and (ii) the principal amount of the indebtedness, other than new debentures, retired by us or a Restricted Subsidiary within 120 days of the effective date of the arrangement.

    Restriction on Transfer of Important Property (Indenture Section 1009)

        Neither we nor a Restricted Subsidiary can transfer Important Property to an Unrestricted Subsidiary except in limited circumstances. The transfer can occur if we apply an amount equal to the fair value of the property at the time of transfer (as determined by our Board of Directors) to the retirement of indebtedness of us or a Restricted Subsidiary that is recorded as funded debt and is not subordinated in right of payment to the new debentures. The debt retirement must occur within 120 days of the transfer. No retirement referred to in this clause may be by payment at maturity or a mandatory prepayment provision.

Events of Default (Indenture Sections 501, 502, 601, 602, and 603)

        The following events are defined in the Indenture as "Events of Default" regarding the new debentures of any series:

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  failure to pay principal or premium on any new debentures when due;

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  failure to pay interest on a new debenture when due, continued for 60 days;

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  failure to perform any other covenant in the Indenture for 60 days after we have received written notice of the failure; and

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  certain events in bankruptcy, insolvency or reorganization.

        Any Event of Default on a particular series of debt securities issued under the Indenture is not necessarily an Event of Default on the new debentures.

        If an Event of Default occurs on the new debentures and continues, the trustee or holders of at least 25% of the new debentures may declare the principal amount of all new debentures due and payable. Under certain circumstances, holders of a majority of the new debentures may rescind that declaration.

        The trustee must within 90 days after a default occurs, notify the holders of new debentures of the default if we have not remedied it. The trustee may withhold notice to the holders of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of holders. We are required to file an annual certificate with the trustee, signed by an officer, about any default by us under any provisions of the Indenture.

        Subject to the provisions of the Indenture relating to its duties in case of default, the trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the new debentures may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the new debentures.

Modification of Indenture (Indenture Section 902)

        Under the Indenture, our rights and obligations and the rights of the holders of new debentures may be changed. Certain changes require the consent of the holders of not less than 66 2/3% in aggregate principal amount of the new debentures. However, the following changes may not be made without the consent of each holder of the new debentures:

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  changes to the stated maturity date of the principal or any interest installment;

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  reductions in the principal amount or interest due;

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  changes to the place or currency regarding payment of principal;

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  impairment of the right to institute suit for the enforcement of payment;

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  reduction in the stated percentage of holders necessary to modify the Indenture; or

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  modifications to any of these requirements or to reduce the percentage of outstanding new debentures necessary to waive compliance with certain provisions of the Indenture or for the waiver of certain defaults.

Consolidation, Merger, or Sale (Indenture Section 801)

        We cannot merge with another company or sell or lease substantially all of our property to another company unless:

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  we are the continuing corporation or the successor corporation is a domestic corporation and expressly assumes the payment of principal and interest on the new debentures and the performance and observance of all the covenants and conditions of the Indenture binding on us;

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  we, or the successor corporation, are not immediately after the merger, consolidation, or sale in default in the performance of a covenant or condition in the Indenture; and

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  if as a result of the merger, consolidation or sale we become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, we or the successor corporation take steps necessary to secure the new debentures equally and ratably with all indebtedness secured.

Defeasance (Indenture Section 1301 through 1305)

        Under certain circumstances we may be discharged from our obligations on the new debentures at any time before the stated maturity if we deposit with the trustee money or certain equivalents sufficient to pay principal and interest on the new debentures. One condition for such defeasance is that we must deliver to the trustee an opinion of counsel that holders of the new debentures will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section describes the material United States federal income tax consequences of participating in the exchange offer and of holding and disposing of the new debentures. To the extent this section discusses matters of law and legal conclusions, it constitutes the opinion of Gibson, Dunn & Crutcher LLP ("GD&C"), special tax counsel to Caterpillar, subject to the limitations and qualifications described herein. The following discussion applies to you only if you exchange your old debentures in this exchange offer, and you hold both old debentures and new debentures as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as: a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a bank, a life insurance company, a tax-exempt organization, a partnership or other entity treated as a partnership for United States federal income tax purposes, a retirement plan, a regulated investment company, a real estate investment trust, a person liable for alternative minimum tax, a person that owns old debentures that are a hedge or that are hedged against interest rate risks, a person that owns old debentures as part of a straddle or conversion transaction for tax purposes, or a holder whose functional currency for tax purposes is not the United States dollar.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. No ruling has been or will be requested from the Internal Revenue Service on any United States federal income tax matter concerning the exchange offer. As a result, no assurances can be given that the Internal Revenue Service or a court considering these issues will agree with the positions or conclusions discussed below.

        If an entity treated as a partnership for United States federal income tax purposes holds old debentures or new debentures, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership exchanging old debentures for new debentures, you should consult your own tax advisor about the United States federal income tax consequences of exchanging old debentures for new debentures and of owning and disposing of new debentures.

        This section describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of an old debenture and you are: a citizen or resident of the United States, a domestic corporation, an estate whose income is subject to United States federal income tax regardless of its source, a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or a trust validly electing to be treated as a United States person.

        If you are not a United States holder, this discussion does not apply to you and you should consult your own tax advisor concerning the consequences of participating in the exchange offer.

        You should consult your own tax advisor concerning the consequences of participating in the exchange offer and of holding and disposing of new debentures in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

        Payment for Accrued but Unpaid Interest.    It is the opinion of GD&C that the cash payment received by each United States holder for accrued but unpaid interest with respect to the old debentures will be taxable to the holder as ordinary interest income in accordance with such holder's method of accounting for United States federal income tax purposes.

        Early Participation Payment Received in Connection with Exchange of Old Debentures for New Debentures.    The United States federal income tax treatment of the receipt of the early participation payment upon the exchange of old debentures for new debentures is uncertain and there is no legal authority addressing the federal income tax consequences of its receipt. As a result, GD&C cannot opine as to such consequences. We intend to treat any early participation payment received by a United States holder in connection with the exchange of old debentures for new debentures as additional consideration received by such holder as part of the exchange. Unless otherwise so stated, the remainder of the discussion below assumes that the early participation payment is so treated.

        In the event that the early participation payment is not treated as additional consideration received by a holder as part of the exchange, such payment likely would be treated as a separate payment in the nature of a fee paid for such holder's early tender of old debentures, and such holder likely would recognize ordinary income in the amount of such early participation payment.

        Tax Treatment of Exchange.    Under general principles of U.S. tax law, the modification of a debt instrument creates a deemed exchange of such debt instrument if such modification is "significant." Under applicable regulations, the modification of a debt instrument is a "significant" modification if, based on all the facts and circumstances and taking into account all modifications, other than certain specified modifications, the legal rights or obligations that are altered and the degree to which they are altered is "economically significant." If a modification that is not significant is made to a debt instrument, the new or modified instrument is treated as the same instrument as the old or unmodified instrument, but with revised terms, and a holder does not recognize gain or loss as a result of such modification.

        Treasury Regulations provide that a change in yield of a debt instrument by more than the greater of 1/4 of one percent (25 basis points) and five percent of the annual yield of the unmodified instrument (i.e., the old debentures) is a significant modification, and that a deferral of the maturity date for a period equal to the lesser of five years or 50% of the original term of the instrument is not a significant modification. Based on the bid-side yield on the 5.375% U.S. Treasury Note due February 15, 2031 as of the date of this prospectus, we believe the change in yield with respect to the old debentures (except the 8% Debentures if the early participation payment is received) will exceed these thresholds. Therefore, unless there is a substantial change in interest rates, it is the opinion of GD&C that the change in the yield of those new debentures as compared to the old debentures will be treated as a significant modification. In the case of 8% Debentures with respect to which the early participation payment is received, the change in yield (unless there is a change in interest rates) and extension of maturity fall outside the regulatory bright-line rules described above. Although, because of the factual nature of the inquiry, it is impossible to know with certainty if the modification constitutes a significant modification, it is the opinion of GD&C that the extension of the maturity date and the deferral of payments represented by the increased principal amount should be treated as a significant modification under the facts and circumstances analysis described above. Accordingly, based on current facts, we consider the exchange to be an exchange of the old debentures in return for the new debentures for federal income tax purposes, and the remainder of this discussion assumes it will be so treated. In such event, it is the opinion of GD&C that the exchange of old debentures for new debentures will qualify as a tax-free recapitalization under Section 368(a)(1)(E) of the Code.

        Based on the foregoing, a United States holder will recognize gain (but not loss), if any, in respect of the exchange offer in an amount equal to the lesser of (i) the amount of the early participation payment included in the total exchange price received by the holder plus the fair market value (likely the issue price) of any excess of the principal amount of the new debentures received over the principal amount of the old debentures surrendered (such sum, the "other consideration"), or (ii) the excess of the issue price of the new debentures plus the early participation payment included in the total exchange price received by the holder over such holder's adjusted tax basis in the old debentures surrendered in the exchange. The issue price of the new debentures will equal the fair market value of the new debentures on the issue date. The portion of the new debentures not treated as part of the other consideration will have an initial tax basis in the hands of the holder equal to the tax basis of the old debentures exchanged therefor increased by the amount of gain recognized by the holder in the exchange and decreased by the amount of the other consideration that is received by the holder. Such portion of the new debentures will have a holding period that includes the period during which a

United States holder held old debentures. The portion of the new debentures treated as part of the other consideration, if any, will have an initial tax basis in the hands of the holder equal to the fair market value of such portion and will have a holding period that begins the day after the exchange (which may be attributable to an identifiable portion of the new debentures received).

        There is no authority directly on point regarding the treatment of the receipt of cash in lieu of a fractional debenture; accordingly, GD&C is unable to opine on such consequences. If a United States holder receives cash in lieu of a new debenture in a principal amount of less than $1,000 (a "fractional new debenture"), such cash may be treated in the same manner as other consideration. Alternatively, such holder could recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of a fractional new debenture and (ii) the holder's adjusted tax basis in the fractional new debenture deemed to be exchanged.

        It is the opinion of GD&C that, except as provided below, gain (or loss on a fractional new debenture) recognized by an exchanging United States holder will be capital gain and, subject to the discussion of a portion of the new debentures being treated as other consideration, will be long-term capital gain, if, at the time of the exchange, such United States holder's holding period for the old debentures exceeded one year. Gain recognized by an exchanging United States holder will be treated as ordinary income to the extent of any market discount on the old debentures exchanged that has accrued during the period that the exchanging United States holder held the old debentures and that has not previously been included in income by the holder. If a United States holder exchanges old debentures which were acquired in multiple transactions (a "block"), the gain calculation described above must be made separately for each block of old debentures exchanged, and a loss realized on one such block of old debentures may not be used to offset a gain recognized on another block of old debentures.

        Old debentures will be considered to have been acquired with market discount if the stated redemption price at maturity of the old debentures at the time of acquisition exceeded the United States holder's initial tax basis in the old debentures by more than a statutory de minimis amount. Accrued market discount on old debentures not previously treated as ordinary income by a United States holder (including, as described above, in connection with the exchange of old debentures for new debentures) will carry over to the new debentures received in the exchange. Market discount accrues on a ratable basis unless a United States holder elects to accrue the market discount using a constant-yield method. A United States holder may be required to defer, until the maturity of an old or a new debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such debenture. A United States holder of an old or a new debenture may elect to include market discount in income currently as it accrues (on either a ratable or a constant-yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election is made to include market discount in income currently, the basis of the debenture in the hands of the United States holder will be increased by the amount so included. If you hold old or new debentures with market discount, you should consult your tax advisor regarding the application of these rules.

        Taxation of New Debentures.    It is the opinion of GD&C that a United States holder will be taxed on interest on the new debentures as ordinary income at the time a United States holder receives the interest or when it accrues, depending on the United States holder's method of accounting for tax purposes. If the stated redemption price at maturity of the new debentures exceeds their issue price by more than a statutory de minimis amount, the new debentures will be treated as issued with original issue discount, which must be included in the income of a United States holder as it accrues, regardless of such holder's method of accounting. We do not anticipate that the new debentures will be issued with original issue discount in excess of the de minimis amount. Any amount not treated as original issue discount because it is de minimis original issue discount must be included in income (generally as gain from the sale of the new debentures) as principal payments are received on the new debentures.

        If a United States holder's basis in the new debentures (determined as described above under —Tax Treatment of Exchange) exceeds the principal amount of the new debentures, the holder may be entitled to elect to amortize such excess on a constant-yield basis over the term of the new debentures as an offset to interest income (and not as a separate item of deduction), but only as such holder takes stated interest into account under its regular method of tax accounting. A United States holder's tax basis in a new debenture will be reduced by the amount of bond premium so amortized. If you do not elect to amortize bond premium, you will be required to report the full amount of stated interest on the new debenture as ordinary income, even though you may be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the new debenture. An election to amortize bond premium, once made, would apply to all debt instruments held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. If you hold new debentures with bond premium, you should consult your tax advisor regarding the application of these rules.

        It is the opinion of GD&C that a United States holder will generally recognize gain or loss on the sale or retirement of new debentures equal to the difference between the amount realized on the sale or retirement and the holder's tax basis in such new debentures. Except to the extent of any accrued but unpaid interest or accrued market discount that has not yet been taken into account, any such gain or loss will be capital gain or loss. Capital gain of a noncorporate United States holder generally is taxed at favorable rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

        Backup Withholding and Information Reporting.    In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your debentures, as well as the early participation payments included in the total exchange price, on Internal Revenue Service Forms 1099. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of a new debenture before maturity within the United States. Additionally, backup withholding will apply to any payments if a United States holder fails to provide an accurate taxpayer identification number, or such United States holder is notified by the Internal Revenue Service that such holder has failed to report all interest and dividends required to be shown on federal income tax returns or, in certain circumstances, fails to comply with applicable certification requirements.

        The United States federal income tax discussion set forth above may not be applicable depending on your particular situation. You should consult your tax advisor with respect to the tax consequences to you of the exchange of old debentures for new debentures and the beneficial ownership and disposition of new debentures, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal and other tax laws.

LEGAL MATTERS

        The validity of the new debentures under the laws of the State of New York will be passed upon for us by Sean X. McKessy, Esq., our internal securities counsel, and for the dealer managers by Sullivan & Cromwell LLP, New York, New York. As special tax counsel to Caterpillar, GD&C will render an opinion regarding the material United States federal income tax consequences relating to the exchange.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in the Management's Report on Internal Control over Financial

Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov and from our web site at http://www.CAT.com/SECfilings. Our common stock and certain debt securities are listed on the New York Stock Exchange. Our common stock is also listed on the Chicago and Pacific Stock Exchanges. Information about us is also available at those locations.

        This prospectus is part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") that we have filed with the SEC. This prospectus does not contain all of the information in the Registration Statement. You will find additional information about us and the new debentures in the Registration Statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the Registration Statement or otherwise filed with the SEC.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of this exchange offer.

  •
  Annual Report on Form 10-K for the year ended December 31, 2004; and

  •
  Current Reports on Form 8-K filed on January 10, January 27, February 14, March 1, April 13, and April 20, 2005.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Caterpillar Inc. 100 N.E. Adams St. Peoria, Illinois 61629 Attn: Corporate Secretary (309) 675-1000

        You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information or representations. We are only making an offer with respect to the new debentures. We are not making an offer of the new debentures in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

ANNEX A

FORMULA TO DETERMINE TOTAL EXCHANGE PRICE FOR OLD DEBENTURES OF A SERIES

Definitions
YLD	The Exchange Offer Yield equals the sum of (x) the applicable reference U.S. Treasury yield (the "Reference Yield"), as calculated by the dealer managers in accordance with standard market practice, as of 2:00 p.m., New York City time, on the second business day prior to expiration, as reported on the Bloomberg screen page PX8 or any recognized quotation source selected by the dealer managers in their sole discretion if the Bloomberg screen page PX8 is not available or is manifestly erroneous, plus (y) applicable fixed spread in basis points, expressed as a decimal number.
CPN	The contractual rate of interest payable on the old debentures of a series expressed as a decimal number.
N	The number of semi-annual interest payments on the old debenture, based on the Maturity Date, from (but not including) the expected Settlement Date to (and including) the Maturity Date.
S
The number of days from and including the semi-annual interest payment date immediately preceding the expected Settlement Date up to, but not including, the expected Settlement Date. The number of days is computed using the 30/360 day-count method.
Early Participation Payment	Included in the Total Exchange Price is the Early Participation Payment, equal to $ per $1,000 principal amount of old debentures of each series.
N S k=1
Summate. The term in the brackets to the right of the summation symbol is separately calculated "N" times (substituting for "k" in that term each whole number shown between 1 and N, inclusive), and the separate calculations are then added together.
exp	Exponentiate. The term to the left of "exp" is raised to the power indicated by the term to the right of "exp."
Total Exchange Price
The applicable price (including the Early Participation Payment) per $1,000 principal amount of an old debenture if tendered at or prior to 5:00 p.m., New York City time, on the early participation date. The total exchange price is rounded to the nearest cent.
Principal Amount of New Debentures	Principal Amount of New Debentures is equal to the value of the Total Exchange Price less the Early Participation Payment.
TOTAL EXCHANGE PRICE	=

A-1

HYPOTHETICAL PRICING EXAMPLES

        Set forth below are hypothetical illustrations of the respective total exchange prices of the old debentures of each series based on hypothetical data. These examples should, therefore, be used solely for the purpose of obtaining an understanding of the calculation of the total exchange prices as quoted at hypothetical rates and times and should not be used or relied upon for any other purpose.

9 3/8% Debentures due March 15, 2021

Maturity Date		March 15, 2021
Reference Security		5.375% U.S. Treasury Note maturing February 15, 2031
Fixed Spread		% ( basis points)
Assumed Price Determination Date and Time		2:00 p.m., New York City time, on , 2005
Assumed Settlement Date*		, 2005
Assumed Reference Yield as of Assumed Price Determination Date and Time		%
YLD	=
CPN	=	0.09375
N	=
S	=
Total Exchange Price	=	$
Early Participation Payment	=	$
Principal Amount of New Debentures	=	$
8% Debentures due February 15, 2023
Maturity Date		February 15, 2023
Reference Security		5.375% U.S. Treasury Note maturing February 15, 2031
Fixed Spread		% ( basis points)
Assumed Price Determination Date and Time		2:00 p.m., New York City time, on , 2005
Assumed Settlement Date*		, 2005
Assumed Reference Yield as of Assumed Price Determination Date and Time		%
YLD	=
CPN	=	0.0800
N	=
S	=
Total Exchange Price	=	$
Early Participation Payment	=	$
Principal Amount of New Debentures	=	$

*
Assumes closing without extension.

A-2

        Manually signed copies of the letter of transmittal will be accepted. The letter of transmittal and any other required documents should be sent or delivered by each holder or such holder's broker, dealer commercial bank or other nominee to the exchange agent at one of the addresses set forth below.

The Exchange Agent for the Exchange Offer is:

Citibank, N.A.
By Registered or Certified Mail:		By Hand and Overnight Courier:
111 Wall Street, 15th Floor New York, New York 10043 Attention: Agency and Trust		111 Wall Street, 15th Floor New York, New York 10005 Attention: Agency and Trust
By Facsimile (for eligible institutions only):		Confirm by Telephone:
(212) 657-1020		(800) 422-2066 (toll free)

The Information Agent for the Exchange Offer is:
Global Bondholder Services Corporation
65 Broadway—Suite 704
New York, New York 10006
Attention: Corporate Affairs
Banks and brokers: (212) 430-3774
Toll free: (866) 470-3800

        Questions and requests for assistance related to the exchange offer or for additional copies of this prospectus and the letter of transmittal may be directed to the information agent at the telephone number and address listed above.

        You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

The Dealer Managers for the Exchange Offer are:

Banc of America Securities LLC 214 North Tryon Street, 15th Floor Charlotte, North Carolina 28255 Attention: Liability Management Group	Merrill Lynch & Co. 4 World Financial Center New York, New York 10080 Attention: Liability Management Group
(866) 475-9886 (toll free) (704) 387-1004 (call collect)	(888) 654-8637 (toll free) (212) 449-4914 (call collect)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Our Bylaws provide for indemnification of officers and directors to the fullest extent permitted by law.

        Insurance carried by us provides (within limits and subject to certain exclusions) for reimbursement of amounts which (a) we may be required to pay as indemnities to officers or directors for claims made against them and (b) individual directors, officers and certain employees may become legally obligated to pay as the result of acts committed while acting in their corporate fiduciary capacities.

Item 21. Exhibits

        Reference is made to the Exhibit Index filed as part of this Registration Statement.

Item 22. Undertakings

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, and the State of Illinois.

CATERPILLAR INC. (Registrant)
April 28, 2005	By:	/s/ JAMES B. BUDA James B. Buda, Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

April 28, 2005	/s/ JAMES W. OWENS (James W. Owens)	Chairman of the Board, Director and Chief Executive Officer
April 28, 2005	/s/ STU L. LEVENICK (Stu L. Levenick)	Group President
April 28, 2005	/s/ DOUGLAS R. OBERHELMAN (Douglas R. Oberhelman)	Group President
April 28, 2005	/s/ GERALD L. SHAHEEN (Gerald L. Shaheen)	Group President
April 28, 2005	/s/ GERARD R. VITTECOQ (Gerard R. Vittecoq)	Group President
April 28, 2005	/s/ STEVEN H. WUNNING (Steven H. Wunning)	Group President
April 28, 2005	/s/ DAVID B. BURRITT (David B. Burritt)	Vice President and Chief Financial Officer
April 28, 2005	/s/ BRADLEY M. HALVERSON (Bradley M. Halverson)	Controller and Chief Accounting Officer
April 28, 2005	/s/ W. FRANK BLOUNT (W. Frank Blount)	Director
April 28, 2005	/s/ JOHN R. BRAZIL (John R. Brazil)	Director
April 28, 2005	/s/ JOHN T. DILLON (John T. Dillon)	Director

April 28, 2005	(Eugene V. Fife)	Director
April 28, 2005	/s/ GAIL D. FOSLER (Gail D. Fosler)	Director
April 28, 2005	/s/ JUAN GALLARDO (Juan Gallardo)	Director
April 28, 2005	/s/ DAVID R. GOODE (David R. Goode)	Director
April 28, 2005	/s/ PETER A. MAGOWAN (Peter A. Magowan)	Director
April 28, 2005	/s/ WILLIAM A. OSBORN (William A. Osborn)	Director
April 28, 2005	/s/ GORDON R. PARKER (Gordon R. Parker)	Director
April 28, 2005	/s/ CHARLES D. POWELL (Charles D. Powell)	Director
April 28, 2005	/s/ EDWARD B. RUST, JR. (Edward B. Rust, Jr.)	Director
April 28, 2005	/s/ JOSHUA I. SMITH (Joshua I. Smith)	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1
Indenture dated as of May 1, 1987, between the Registrant and The First National Bank of Chicago, as Trustee (incorporated by reference from Exhibit 4.1 to Form S-3 (Registration No. 333-22041), filed February 19, 1997).
4.2
First Supplemental Indenture, dated as of June 1, 1989, between Caterpillar Inc. and The First National Bank of Chicago, as Trustee (incorporated by reference from Exhibit 4.2 to Form S-3 (Registration No. 333-22041), filed February 19, 1997).
4.3
Appointment of Citibank, N.A. as Successor Trustee, dated October 1, 1991, under the Indenture, as supplemented, dated May 1, 1987 (incorporated by reference from Exhibit 4.3 to Form S-3 (Registration No. 333-22041), filed February 19, 1997).
4.4
Second Supplemental Indenture, dated as of May 15, 1992, between Caterpillar Inc. and Citibank, N.A., as Successor Trustee (incorporated by reference from Exhibit 4.4 to Form S-3 (Registration No. 333-22041), filed February 19, 1997).
4.5
Third Supplemental Indenture, dated as of December 16, 1996, between Caterpillar Inc. and Citibank, N.A., as Successor Trustee (incorporated by reference from Exhibit 4.5 to Form S-3 (Registration No. 333-22041), filed February 19, 1997).
4.6
Third Amended and Restated Rights Agreement dated as of June 12, 2003, between Caterpillar Inc. and Mellon Investor Services LLC (incorporated by reference from Exhibit 4 to Form 10-K/A for 2002, filed July 17, 2003).
5.1	Opinion of Sean X. McKessy, Securities Counsel for Caterpillar Inc.
5.2	Opinion of Sullivan & Cromwell LLP, counsel to the dealer managers.
8	Form of tax opinion of Gibson, Dunn & Crutcher LLP, special tax counsel to Caterpillar Inc.
12	Computation of Ratios of Earnings to Fixed Charges.*
23.1	The consent of Sean X. McKessy, Securities Counsel for Caterpillar Inc., will be contained in his opinion filed as Exhibit 5.1 to this Registration Statement.
23.2	The consent of Sullivan & Cromwell LLP, counsel to the dealer managers, will be contained in the opinion filed as Exhibit 5.2 to this Registration Statement.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	The consent of Gibson, Dunn & Crutcher LLP, special tax counsel to Caterpillar Inc., will be contained in the tax opinion filed as Exhibit 8 to this Registration Statement.
25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Citibank, N.A.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*
99.3	Form of Letter to Clients.*
99.4	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

*
Previously filed.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Caterpillar Inc.
Summary of the Exchange Offer
Comparison of Old Debentures and New Debentures
Risk Factors
SELECTED FINANCIAL INFORMATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
DESCRIPTION OF NEW DEBENTURES
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A FORMULA TO DETERMINE TOTAL EXCHANGE PRICE FOR OLD DEBENTURES OF A SERIES
HYPOTHETICAL PRICING EXAMPLES
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX